UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	August 26, 2004

EGL, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

000-27288 76-0094895
(Commission File Number) (IRS Employer Identification No.)

15350 Vickery Drive, Houston, Texas 77032
(Address of Principal Executive Offices) (Zip Code)

(281) 618-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Item 1.02

Termination of a Material Definitive Agreement

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 15, 2004, the Company entered into a new credit agreement establishing a 5-year $150 million, unsecured revolving credit facility (the “Credit Agreement”) under which the Company can borrow for general corporate purposes, including, but not limited to, debt repurchases and permitted acquisitions.  The effective date of the Credit Agreement is September 16, 2004.  The other parties to the Credit Agreement are EGL Eagle Global Logistics, LP, a Delaware limited partnership and subsidiary of the Company; Circle International, Inc., a Delaware corporation and subsidiary of the Company; SCG, The Select Carrier Group, LP, a Delaware limited partnership and subsidiary of the Company; EGL Trade Services, Inc., a Delaware corporation and subsidiary of the Company; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; as well as other parties that may become Lenders from time to time under the Credit Agreement.  The new credit facility matures on September 15, 2009 and replaces the Company’s previous $100 million credit facility, which would have matured on December 20, 2004 (the “Prior Agreement”).

Amounts outstanding under the new credit facility are subject to varying rates of interest (using either the “LIBOR rate” or the “base rate,” each defined below) based on (1) the leverage ratio of consolidated net funded debt to EBITDA (as defined in the Credit Agreement) and (2) whether the loan is a Eurodollar loan or a base rate loan.

The “LIBOR rate” is equal to the rate determined by Bank of America, N.A. to be the British Bankers Association interest rate for deposits in U.S. dollars for a similar interest period (either one, two, three or six months, as selected by the Company).  The “base rate” is calculated as the higher of (1) the federal funds effective rate plus 0.5% and (2) the annual rate of interest announced by Bank of America, N.A. as its “prime rate.”

The new credit facility contains covenants that are similar to, but generally more favorable to the Company than, the covenants in the Company’s prior credit facility.  These covenants include, among others:

-

a limitation on liens, mergers, consolidations, sales of assets, and incurrence of secured indebtedness, subject to permitted exceptions;

-

restrictions on the use of proceeds, investments, transactions with affiliates, and changing the Company’s principal business;

-

a limitation on paying dividends or purchasing or redeeming capital stock or prepaying indebtedness, subject to permitted exceptions;

-

a requirement that the Company maintain on a rolling quarterly basis a ratio of Net Funded Debt (as defined in the Credit Agreement) to consolidated EBITDA (as defined in the Credit Agreement) of not greater than 3.0 to 1.0; and

-

a requirement that the Company maintain on a rolling quarterly basis a ratio of consolidated EBIT (as defined in the Credit Agreement) to consolidated interest charges of not less than 3.0 to 1.0.

The new credit facility contains customary events of default.  If a default occurs and is continuing, the Company must repay all amounts outstanding under the new credit facility.

No direct financial obligations of the Company have arisen under the Credit Agreement as of the date hereof.

The Prior Agreement with Bank of America, N.A. was terminated by the Company on September 15, 2004 in advance of its stated termination date without any early termination penalties.  The other parties to the Prior Agreement were Bank of America, N.A. and certain of the Company’s subsidiaries.

The terms of the Prior Agreement are substantially and in all material respects similar to the terms of the Credit Agreement, except as follows:

	Prior Agreement	New Credit Agreement
Revolving Line of Credit up to	$100 million	$150 million
Sublimit for Letters of Credit	$50 million	$75 million
Interest Rate	LIBOR plus a margin of 2.00% to 2.75% or prime rate plus a margin of 0.25%	LIBOR plus a margin of 0.75% to 1.75% or prime rate plus a margin of 0.00% to 0.25%
Securitization	Secured by substantially all of the Company’s assets	Unsecured
Financial Covenants	Minimum specified adjusted tangible net worth and limitations on capital expenditures of $12 million per quarter or $48 million cumulative per year	Maintain leverage ratio involving net funded debt and EBITDA
Expiration	December 20, 2004	September 15, 2009

Bank of America, N.A. the other Lenders under the new credit facility and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for the Company and its subsidiaries for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.

Item 8.01

Other Items

The Company recently sold its entire investment in TDS Logistics, Inc. (“TDS”) to an unrelated third party for approximately $51.4 million in cash.  The Company received approximately $45.3 million of the sale proceeds on August 26, 2004 and approximately $6.1 million of the sale proceeds are being held in escrow subject to the completion of certain conditions and time periods.  The sale resulted in a gain of approximately $5.3 million to the Company, which will be included in non-operating income in the Company’s condensed consolidated statement of operations for the quarter ending September 30, 2004, and excludes the sale proceeds held in escrow.  As a result of the sale, the Company was released as guarantor of a letter of credit and terminated a $2.0 million standby letter of credit for TDS.

Item 9.01

Financial Statements and Exhibits

(c)    Exhibits

10.1

Credit Agreement, dated as of September 15, 2004, by and among EGL, Inc., EGL Eagle Global Logistics, LP, Circle International, Inc., SCG, The Select Carrier Group, LP, EGL Trade Services, Inc., Bank of America, N.A., as well as other parties that may become Lenders from time to time under the Credit Agreement’s provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 21, 2004

EGL, INC.

By:  /s/ Elijio V. Serrano

Elijio V. Serrano

Chief Financial Officer